Exhibit 99.2

Non-GAAP Financial Measures

The United States Securities and Exchange Commission requires public companies, such as Energen Corporation (the Company), to reconcile Non-GAAP (GAAP refers to generally accepted accounting principles) financial measures to related GAAP measures. After-tax Cash Flows is a Non-GAAP financial measure. Energen believes after-tax cash flows are relevant because they are a measure of cash available to fund the Company’s capital expenditures, dividends, debt reduction, and other investments.

Reconciliation To GAAP Information ($ in millions)	Years Ended 12/31
	2010 Actual	2011 Actual	2012 Estimate (e)		2013 Estimate (e)
Consolidated Net Income (Before asset impairment)	315	260	228	235	219	248
Asset impairment	(24)	—	(14)	(14)	—	—

Consolidated Net Income (GAAP)	291	260	214	221	219	248

Depreciation, depletion and amortization (Including asset impairment)	248	284	448	448	530	530
Deferred income taxes, net	134	129	107	107	110	110
Exploratory expense	64	11	24	24	35	35
Other	3	53	4	4	23	23

After-tax Cash Flows (Non-GAAP)	740	737	797	804	917	946
Changes in assets and liabilities and other adjustments	(69)	25	8	8	—	—

Net Cash Provided by Operating Activities (GAAP)	671	762	805	812	917	946

Reconciliation To GAAP Information ($ in millions)	Years Ended 12/31
	2010 Actual	2011 Actual	2012 Estimate (e)		2013 Estimate (e)
Net Cash Provided by Operating Activities (GAAP)	671	762	805	812	917	946
Changes in assets and liabilities and other adjustments	69	(25)	(8)	(8)	—	—

After-tax Cash Flow (Non-GAAP)	740	737	797	804	917	946
Less: AGC cash flows from operations and other	(120)	(115)	(105)	(105)	(95)	(95)

Adj. After-tax Cash Flows Excluding Alagasco (Non-GAAP)	620	622	692	699	822	851

(e) This estimate is a “forward-looking statement” as defined by the Securities and Exchange Commission. All statements based on future expectations rather than on historical facts are forward-looking statements that are dependent on certain events, risks and uncertainties that could cause actual results to differ materially from those anticipated. In addition, the Company cannot guarantee the absence of errors in input data, calculations and formulas used in its estimates, assumptions and forecasts. A discussion of risks and uncertainties, which could affect future results of Energen and its subsidiaries, is included in the Company’s periodic reports filed with the Securities and Exchange Commission.